UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CALIDI BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials
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Explanatory Note

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Calidi Biotherapeutics, Inc. (the “Company”) with the Securities and Exchange Commission on April 29, 2026 in connection with the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 12, 2026 at 10:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/CLDI2026.

The purpose of this Supplement is to correct an inadvertent error in the Proxy Statement regarding the treatment of abstentions on Proposal 4 (the 2023 Plan Amendment Proposal). Other than this correction, the Proxy Statement remains unchanged, and this Supplement does not otherwise amend, supplement, or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.

If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

Correction to the Proxy Statement

The “Vote Required” section for Proposal 4 (2023 Plan Amendment Proposal), as set forth on page 49 of the Proxy Statement, is hereby amended and restated in its entirety to read as follows (corrections are marked, with new text underlined and deleted text stricken through):

Vote Required

Approval of the 2023 Plan Amendment requires the affirmative vote of the holders of a majority of the votes cast ~~for~~ at the Annual Meeting. If you do not instruct your broker how to vote with respect to the proposal, your broker, bank, or other nominee may not vote for this proposal, and those votes will be counted as “broker non-votes.” Broker non-votes and abstentions will have no effect on the outcome of this proposal. ~~Abstentions will have the same effect as an “AGAINST” vote on this proposal.~~.

Important Information

All other information in the Proxy Statement remains unchanged. The Board of Directors of the Company continues to unanimously recommend that stockholders vote “FOR” this Proposal No. 4.

The date of this Supplement to the Proxy Statement is June 5, 2026.